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                                                             EXHIBIT 9 (a)(iv)


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                              Offer to Exchange
                     0.1667 of a Share of Common Stock of
                         MAXCOR FINANCIAL GROUP INC.
                    for Each and Every of its Outstanding
                Redeemable Common Stock Purchase Warrants and
              Series B Redeemable Common Stock Purchase Warrants

                                                               October 16, 1997

To Our Clients:

         Enclosed for your consideration is a Prospectus, dated October 16, 1997 ("Prospectus"), of Maxcor Financial Group Inc., a Delaware corporation ("Company"), and a related Letter of Transmittal (which, as amended from time to time, together constitute the "Exchange Offer") relating to the Exchange Offer by the Company to exchange 0.1667 of a share of its common stock, par value $.001 per share ("Common Stock"), for each and every of its outstanding Redeemable Common Stock Purchase Warrants ("Series A Warrants") and Series B Redeemable Common Stock Purchase Warrants ("Series B Warrants" and, together with the Series A Warrants, the "Warrants"), upon the terms and subject to the conditions of the Exchange Offer. As described in more detail in the Prospectus, the Company will issue one share of Common Stock in exchange for every six Warrants (either Series A Warrants, Series B Warrants or both) tendered and accepted by the Company for exchange pursuant to the Exchange Offer. No fractional shares of Common Stock will be issued as a result of the Exchange Offer. Holders of Warrants who tender a number of Warrants not evenly divisible by six and who would otherwise therefore be entitled to a fractional share of Common Stock will receive cash in lieu of such fractional amount. Additionally, under the Company's Stockholder Rights Plan, one Right to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock will be issued with and solely represented by each share of Common Stock that is issued to a Warrant holder in exchange for his or her Warrants.

         Also enclosed for your information are the Company's most recent Quarterly Report on Form 10-Q (for the three months ended June 30, 1997) and Annual Report on Form 10-K (for the year ended December 31, 1996).

         Please note that the Exchange Offer will expire at 12:00 Midnight, New York City time, on November 13, 1997, unless extended ("Expiration Date"). Tenders of Warrants may be withdrawn at any time prior to the Expiration Date and unless theretofore accepted for exchange by the Company, may be withdrawn after 12:00 Midnight, New York City time on December 12, 1997.

         The Company reserves the right to terminate or not proceed with the Exchange Offer, or to extend or otherwise amend the Exchange Offer, if, among other things, there is not validly tendered prior to the Expiration Date and not withdrawn a minimum of 95% of the aggregate outstanding Warrants. The Exchange Offer is also conditioned upon certain other customary conditions. Any or all of the conditions, if not satisfied in the Company's reasonable discretion, may be waived by the Company, in whole or in part at any time prior to the Expiration Date, subject to applicable law.

         This material is being forwarded to you as the beneficial owner of Warrants carried by us in your account but not registered in your name. A tender of such Warrants may be made only by us as the holder of record and pursuant to your instructions. The accompanying Letter of Transmittal is furnished to you for your information only and may not be used by you to tender Warrants.

         Accordingly, we request instructions as to whether you wish us to tender any or all such Warrants held by us for your account, pursuant to the terms and conditions of the Exchange Offer as described in the enclosed Prospectus and Letter of Transmittal.

         Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your Warrants on your behalf in accordance with the provisions of the Exchange Offer.

         If you wish to have us tender any or all of your Warrants, please so instruct us by completing, executing and returning to us the attached instruction form.

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               INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER
                        OF MAXCOR FINANCIAL GROUP INC.

         The undersigned acknowledge(s) receipt of your letter, the Prospectus describing the Exchange Offer by the Company to acquire all of its outstanding Warrants, the related Letter of Transmittal and the Company's most recent Form 10-Q and Form 10-K.

         This will instruct you to tender the number of Warrants indicated below (or, if no number is indicated below, all Warrants) held by you for the account of the undersigned, pursuant to the terms and conditions of the Exchange Offer as set forth in the Prospectus and the related Letter of Transmittal.

                                          Number of Warrants to be Tendered:
                                          ______________ Series A  Warrants and

                                          ______________ Series B Warrants.


Date: ________________________

                                           ----------------------------------


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                                                      Signature(s)


_________________________________________  __________________________________
  Please type or print address(es) here

                                           __________________________________
                                                Please print name(s) here

_________________________________________
    Area Code and Telephone Number

_________________________________________
Taxpayer Identification or Social Security Number(s)

         UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL YOUR WARRANTS PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL.


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